April 2011 Pricing Sheet dated April 25, 2011 relating to Preliminary Terms No. 726 dated March 30, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Equity-Linked Notes due July 28, 2017
Based on the Value of the Dow Jones Industrial AverageSM
PRICING TERMS – APRIL 25, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,699,000
Pricing date:	April 25, 2011
Original issue date:	April 28, 2011 (3 business days after the pricing date)
Maturity date:	July 28, 2017
Interest:	None
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000 per note.
Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	12,479.88, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	July 25, 2017, subject to postponement for non-index business days and certain market disruption events
CUSIP:	617482TA2
ISIN:	US617482TA21
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$1,000	$35	$965
Total	$1,699,000	$59,465	$1,639,535
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Dow Jones Industrial Average is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”) and has been licensed for use. “Dow Jones”, “Dow Jones Industrial Average”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use for certain purposes by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates, and Dow Jones, CME Indexes and their respective affiliates make no representation regarding the advisability of investing in the notes.
You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 726 dated March 30, 2011
Prospectus Supplement for Equity-Linked Notes dated September 27, 2010
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.